                                                                     EXHIBIT 10D
                           EXCHANGE AGENT AGREEMENT


     This Agreement, effective March 29, 1999 is entered into between NORWEST BANK MINNESOTA, a national banking association, ("Exchange Agent") and MFN FINANCIAL CORPORATION, f/k/a Mercury Finance Company, a Delaware corporation, (the "Company").

                                   RECITALS

FIRST: On March 10, 1999, the United States Bankruptcy Court for the Northern District of Illinois entered an order confirming the Company's Second Amended Plan of Reorganization (the "Plan"). All terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

SECOND: The Plan provides for inter alia, specified distributions to holders of Allowed Senior Debt Claims ("Class 4 Claims"), Allowed Subordinated Noteholder Claims ("Class 5 Claims") and Allowed Equity Interests ("Class 7A Claims").

THIRD: The Company desires to appoint Exchange Agent to make such distributions in accordance with the Plan, and Exchange Agent is willing to accept the appointment, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the Company and Exchange Agent agree as follows:

     1. Appointment and Acceptance of Exchange Agent. The Company hereby appoints Exchange Agent to act in accordance with the terms set forth in this Agreement and the Plan. Exchange Agent hereby accepts such appointment and agrees to be bound by and comply with the terms of this Agreement and the Letters of Transmittal attached hereto. The Exchange Agent will perform those services as are outlined herein and which are customarily performed by an exchange agent in connection with an exchange of like nature, including, but not limited to, accepting tenders of the certificates representing the outstanding commercial paper, short term loans, senior term notes and Gulfco note (the "Old Senior Securities"), the outstanding Mercury Subordinated Notes (the "Old Junior Notes"), and the Old Common Stock (CUSIP No. 589395102) (collectively the "Old Securities").

     2. Holders of Record. As soon as practicable after the Effective Date, the Company shall cause to be furnished to the Exchange Agent, in electronic format, if available, and in paper copy, separate journals listing the holders of record, as of the Distribution Record Date, for (i) the Old Senior Securities (the "Senior Debt Holders"), (ii) the Old Junior Notes (the "Junior Note Holder(s)") and (iii) the Old Common Stock (the "Old Stock Holders") (collectively the "Record Holder Lists"). The Company will use its reasonable best efforts to cause each Record Holder List to contain such holder information as the Exchange Agent may request, including: (a) name, (b) address, (c) in the case of commercial paper holders (the "CP Holders"), (1) the claim amount according to Company's records and (2) the record holder list as provided by the Depository Trust Company ("DTC") and (3) the proportion of (1) to (2). In performing its duties under this Agreement, the Exchange Agent shall be entitled to rely exclusively on the Record Holder Lists provided by the Company or its agents.

     3. Letters of Transmittal. As soon as practicable after the Effective Date, the Exchange Agent shall cause to be mailed to Senior Debt Holders and Junior Note Holder(s) the Letter of Transmittal (attached hereto as Exhibit C) to accompany certificates representing the Old Senior Securities and Old Junior Notes and cause to be mailed to Old Stock Holders the Letter of Transmittal (attached hereto as Exhibit D) to accompany certificates representing the Old Common Stock in accordance with the information furnished to the Exchange Agent in the Record Holder Lists.

     4.   Exchange of Old Securities.

     a) The Exchange Agent will examine each of the Letters of Transmittal received or electronic instructions transmitted by the Depository Trust Company (the "DTC Transmissions") and certificates for the Old Securities (or any confirmations of book-entry transfer of Old Securities into Exchange Agent's account at DTC (the "Book-Entry Confirmations")), to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein (or that the DTC Transmission contains the proper information required to be set forth therein) and (ii) that the Old Securities have otherwise been properly tendered (or that the Book-Entry Confirmations are in due and proper form and contain the information required to be set forth therein).

     b) In the case of properly completed and returned Letters of Transmittal and tendered Old Senior Securities (or properly completed electronic transfer by the Book-Entry Confirmation procedure), the Exchange Agent will (i) receive the Old Senior Securities, (ii) transfer, in Book-Entry form to DTC or the DTC participant account specified in the Letter of Transmittal (a) the New Senior Secured Series A Notes and/or (b) New Senior Secured Series B Notes in accordance with the elections set forth in the Letter of Transmittal (or the DTC Transmission) and in the principal amount of 75% of such holder's Net Senior Debt Claims, (iii) transfer, in Book-Entry form the pro rata share of New Common Stock to DTC or the DTC participant account specified in the Letter of Transmittal (unless the Senior Debt Holder requests that his pro rata share of New Common Stock be issued in physical form, in which case the Exchange Agent shall (a) draw down the Exchange Agent's DTC participant account in the amount to be issued in physical form and (b) instruct Harris Bank & Trust ("Harris") to issue a certificate for the pro rata share amount of New Common Stock to the Senior Debt Holder, (iv) transmit the pro rata share of the Excess Cash and (v) transmit the interest accrued on the New Senior Secured Series A Notes and/or New Senior Secured Series B Notes (the "Accrued Senior Note Interest") to DTC or the Senior Debt Holder pursuant to Section 6 of this Agreement.

     c) In the case of properly completed and returned Letters of Transmittal and tendered Old Junior Notes, the Exchange Agent will (i) receive the Old Junior Notes and transfer the New Junior Subordinated Notes, in Book-Entry form, to DTC or the DTC participant account specified in the Letter of Transmittal and
(ii) transmit the interest accrued on the New Junior Subordinated Note (the "Accrued Junior Note Interest") to DTC or the Subordinated Debt Holder(s) pursuant to Section 6 of this Agreement.

     (d) In the case of properly completed and returned Letters of Transmittal and tendered Old Common Stock (or properly completed electronic transfers by the Book-Entry Confirmation procedure) from Old Stock Holders, the Exchange Agent will (i) receive the Old Common Stock and transfer the pro rata share of New Common Stock and New Warrants from the Exchange Agent's DTC account to the DTC participant account specified in the Letter of Transmittal (unless the Old Common Stock Holder requests that his pro rata share of New Common Stock and New Warrants be issued in physical form, in which case the Exchange Agent shall (a) draw down the Exchange Agent's DTC participant account in the pro rata share amounts of New Common Stock and New Warrants to be issued and (b) instruct Harris to issue to the Old Stock Holder certificates for his pro rata share of New Common Stock and New Warrants).

     (e) In each case where the Letters of Transmittal or any other documents have been improperly completed or executed (or the DTC Transmissions are not in due and proper form or omit certain information) or certificates for the Old Securities are not in proper form for transfer (or the Book-Entry Confirmations are not in due and proper form or omit certain information) or some other irregularity in connection with the tender or acceptance of the Old Securities exists, the Exchange Agent will endeavor, subject to the terms and conditions of the Plan, to advise the tendering holders of the irregularity and to take any other action as may be necessary or advisable to cause such irregularity to be corrected. The Exchange Agent may, from time to time, seek direction from the Company with respect to any irregularity or action as may be necessary or advisable to cause such irregularity to be corrected. Notwithstanding the above, the Exchange Agent shall seek direction from the Company with respect to irregularities that have not been cured in accordance with the terms of this Agreement, but the Exchange Agent will not be under any duty to give any notification of all irregularities in tenders or incur any liability for failure to give any such notification.

     (f) Except with respect to distributions made via ATOP, the Exchange Agent shall provide to the Company written notice of any distributions to be made by Exchange Agent in accordance with this Agreement no less than 3 days prior to making such distributions.

     (g) With the written approval of the Company, the Exchange Agent is authorized to waive any irregularities in connection with any tender of the Old Securities pursuant to the Plan.

     (h) Tenders of the Old Securities may be made only as set forth in the Letter of Transmittal and the Plan and shall be considered properly tendered only when tendered in accordance with such procedures set forth therein. Notwithstanding the provisions of this paragraph, the Old Securities which have been approved pursuant to 4(g) above shall be considered to be properly tendered.

     (i) The Exchange Agent shall (i) ensure that each Letter of Transmittal is duly executed and that each signature is guaranteed by an Eligible Institution, unless the Old Securities are submitted (a) by a record holder of Old Securities who has not completed either the box entitled "Special Delivery Instructions" or "Special Payment Instructions" on the Letter of Transmittal, or (b) for the account of a member firm of a member of a national securities exchange or the National Association of Securities Dealers, Inc. or by a commercial bank, trust company, credit union or savings association having an office in the United States; (ii) in those instances where the person executing the Letter of Transmittal (as indicated on the Letter of Transmittal) is acting as a fiduciary or in a representative capacity, ensure that proper evidence of his or her authority so to act is submitted; and (iii) insure that each Letter of Transmittal is properly completed and submitted in accordance with the instructions contained in the Letter of Transmittal.

     (j)  The Exchange Agent:

                    i) Shall have no duties or obligations other than those specifically set forth in the Letter of Transmittal or this Agreement or as may be subsequently agreed to by the Company and Exchange Agent in writing;

                    ii) Will make no representations and will have no responsibilities as to the validity, value or genuineness of any of the certificates for the Old Securities deposited pursuant to the Plan, provided, however, that the Exchange Agent's general duty to act in good faith and without gross negligence or willful misconduct is not limited by the foregoing;

                    iii) May reasonably rely on and shall be indemnified by the
               Company in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to the Exchange Agent by the Company and reasonably believed by the Exchange Agent to be genuine and to have been signed by the proper party or parties; except to the extent arising out of Exchange Agent's bad faith, gross negligence or willful misconduct;

                    iv) Shall not be obligated to take legal action hereunder which might in the Exchange Agent's reasonable judgement involve any expense or liability, unless the Exchange Agent shall have been furnished with reasonable indemnity; provided, however, that Exchange Agent shall notify the Company promptly if Exchange Agent has reason to believe or becomes aware of any situation that requires legal action to protect the interests of the Company;

                    v) May reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Exchange Agent believes in good faith to be genuine and to have been signed or represented by a proper person or persons acting in a fiduciary or representative capacity (so long as proper evidence of such fiduciary's or representative's authority so to act is submitted to the Exchange Agent) and the Exchange Agent examines and reasonably concludes that such evidence properly establishes such authority; except to the extent arising out of Exchange Agent's bad faith, gross negligence or willful misconduct;

                    vi) May rely on and shall be protected in acting upon written or oral instructions from the designated officers of the Company specified in Exhibit B;

                    vii) May consult with the Company's counsel with respect to any questions relating to the Exchange Agent's duties and responsibilities, and the written opinion of such counsel shall be full and complete authorization and protection in respect of certain action taken, suffered or omitted to be taken by the Exchange Agent hereunder in good faith and in accordance with the written opinion of such counsel; and,

     (k) The Exchange Agent shall furnish reports listing the aggregate principal amount of Old Securities by holder which have been tendered, and the aggregate amounts of New Securities, Excess Cash payments and Accrued Interest payments distributed pursuant to and in compliance with the terms of the Plan. The Exchange Agent shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of the Old Securities tendered, the aggregate principal amount of the Old Securities accepted and deliver said list to the Company.

     (l) Letters of Transmittal, Book-Entry Confirmations, DTC Transmissions and Notices of Guaranteed Delivery shall be stamped or have otherwise indicated by the Exchange Agent as to the date of receipt thereof and shall be preserved by the Exchange Agent for two years and thereafter shall be delivered by the Exchange Agent to the Company.

     5.   Indemnification.
          ---------------

     (a) The Company hereby agrees to protect, defend, indemnify and hold harmless the Exchange Agent against and from any and all costs, losses, liabilities, expenses (including counsel fees and disbursements) and claims imposed upon or asserted against the Exchange Agent on account of any action taken or omitted to be taken by the Exchange Agent in connection with its acceptance of or performance of its duties under this Agreement and the documents related thereto as well as the costs and expenses of defending itself against any claim or liability arising out of or relating to this Agreement and the documents related thereto. This indemnification shall survive the release, discharge, termination, or satisfaction of this Agreement. Anything in this Agreement to the contrary notwithstanding, the Company shall not be liable for indemnification or otherwise for loss, liability, cost or expense to the extent arising out of the Exchange Agent's bad faith, gross negligence or willful misconduct. The Company shall not be liable under this indemnification agreement with respect to any claim against the Exchange Agent unless the Company shall be notified by the Exchange Agent, by letter, of the written assertion of a claim against the Exchange Agent or of any other action commenced against the Exchange Agent, promptly after the Exchange Agent shall have received any such written assertion or shall have been served with a summons in connection therewith. The Exchange Agent agrees that, without the prior written consent of the Company (which consent will not be reasonably withheld), it will not settle, compromise or consent to the entry of any judgement in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether or not the Exchange Agent or the Company or any of its directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding).

     (b) In the event that Exchange Agent becomes involved in any litigation ("Litigation") in which an adverse result may give rise to the Company's obligation to indemnify hereunder, the Exchange Agent will give prompt written notice to the Company of the pendency of such Litigation, and the Company shall have the right at any time to participate in and control the contest and defense of such Litigation at its own cost and expense, including the cost and expense of attorneys' fees in connection therewith.

     6.   Holding and Distribution of Excess Cash and Accrued Senior Note
          ---------------------------------------------------------------
Interest and Accrued Junior Note Interest.
------------------------------------------

     (a) The Exchange Agent shall establish the (i) MFN Financial Corporation Excess Cash Distribution Account (the "Excess Cash Account"); (ii) the MFN Financial Corporation Senior Note Interest Distribution Account (the "Senior Interest Account"); and (iii) the MFN Financial Corporation Junior Note Interest Distribution Account (the "Junior Interest Account") (collectively the "Accounts").

     (b) All funds remitted by the Company to the Exchange Agent shall be deposited pursuant to direction from the Company in the Accounts.

     (c) The Exchange Agent is hereby authorized and directed to invest funds in the Accounts and any interest earned thereon pursuant to the Agency and Custody Account Direction for Cash Balances forms attached hereto as Exhibits A1, A2, A3.

     (d) The Exchange Agent shall disburse Excess Cash and Accrued Senior Note Interest proceeds to Senior Debt Holders (and Accrued Junior Note Interest proceeds to Junior Note Holders) who have properly completed and returned Letters of Transmittal and tendered Old Senior Securities (or Old Junior Notes) (or completed the DTC Book-Entry Confirmation Procedure) in accordance with the following terms and conditions:

          (i) In making the Excess Cash and Accrued Senior Note Interest payments to Senior Debt Holders (or Accrued Junior Note Interest to Old Junior Note Holders), the Exchange Agent shall be entitled to rely exclusively on the Record Holder List for Senior Debt Holders (or Junior Note Holders) and other information provided by the Company or its Agents.

          (ii) All Excess Cash and Accrued Senior Note Interest and Accrued Junior Note Interest payments (collectively the "Payment(s)") shall be disbursed in accordance with the schedules furnished by the Company or its Agents as may be updated by the Company or its Agents in writing from time to time. All Payments shall be transmitted to DTC or disbursed by wire transfer in accordance with the wire transfer instructions provided to the Exchange Agent in the Letter of Transmittal. In the event a Senior Debt Holder (or an Old Junior Debt Holder) does not furnish wire transfer instructions to the Exchange Agent (or the wire transfer instructions are deficient), the Exchange Agent shall issue and transmit the Payment(s) by check. All check disbursements shall be transmitted to the address listed on the Letter of Transmittal by United States Post Office First Class Mail. In the case a check is issued, the Exchange Agent shall transfer appropriate funds from the Account to a bank controlled demand disbursement account ("DDA").

          (iii) At the direction of the Company, the Exchange Agent shall mail an information letter to Senior Debt Holders explaining the disbursement in such form as provided by the Company (the "Information Letter").

     (e) Any interest earned on the Accounts shall be returned to the Company upon receipt by the Exchange Agent of written direction from the Company, but in no event will the Exchange Agent hold interest earned in the Accounts later than 2 years from the Effective Date. In the event the Exchange Agent does not receive written direction from the Company to return such interest after 2 years from the Effective Date, the Exchange Agent shall disburse all remaining funds in the Accounts, and any interest earnings thereon, to the Company.

     7.   Unclaimed and Undeliverable Distributions.
          -----------------------------------------

     (a) If any holder of a Claim or Interest entitled to a distribution directly from the Exchange Agent under the Plan cannot be located on or after the Effective Date, such distributions shall be set aside and maintained by the Exchange Agent. If such holder is located within two years of the Effective Date, such distributions shall be distributed to such holder. In the case any holders cannot be located within two years of the Effective

Date, any unclaimed and undeliverable distributions shall become the property of and shall be released to the Company; provided, however, that nothing contained in this Agreement shall require the Exchange Agent to attempt to locate, at any time, any such holders.

     (b) Pending the transfer or distribution of any New Common Stock, the Exchange Agent will cause all of the New Common Stock held by it in its capacity as Exchange Agent to be: (i) represented in person or by proxy at each meeting of the stockholders of the Company; (ii) voted in any election of directors of the Company, for the nominees recommended by the board of directors of the Company; and (iii) voted with respect to any other matter, as recommended by the board of directors of the Company.

     8. IRS Form 1099 Reporting. The Exchange Agent shall prepare and mail all necessary IRS Form 1099s in accordance with the substitute W-9 information provided by Holders in the Letter of Transmittal. The Company shall specify the version of IRS Form 1099, if any, to be prepared and distributed to Holders and the Exchange Agent may rely in full on the Company's specification of the version of IRS Form1099, and, that such a specification conforms with all applicable laws. The Exchange Agent may request, and the Company shall provide, written direction relating to the Exchange Agent's duties and responsibilities relating to tax reporting.

     9. Term of Agreement. This Agreement shall remain in full force and effect until the earlier of (a) 60 days after notice of termination has been given by either party or (b) upon the distribution of all New Securities, Excess Cash and Accrued Interest in accordance with this Agreement. Upon termination of this Agreement, Exchange Agent shall forward any and all remaining securities, funds and holder records relating to the exchange of the Old Securities in electronic format, to the extent available, and paper format pursuant to written instructions received from the Company.

     10. Fees and Expenses. For its services, the Exchange Agent shall be entitled to compensation from the Company in accordance with Exhibit E attached hereto.

     11. Scope of Exchange Agent's Duties. The Exchange Agent is not obligated and is not authorized to take any actions in connection with the New Securities, Excess Cash and the Accrued Interest, and the interest earned thereon or any other consideration held for distribution except as are expressly set forth in this Agreement or as provided in the Plan. In performing its obligations hereunder, the Exchange Agent shall have the right to consult with and rely on the advice of its legal counsel which shall be treated by the Exchange Agent as an out-of-pocket expense and shall not have any liability to the Company or to any other person, except for bad faith, willful misconduct or willful failure to perform its obligations hereunder or its gross negligence and except such liabilities as arise in its capacity as the drawee bank of checks issued by the Exchange Agent in connection with the distribution of moneys in the Accounts. In any action or proceeding against the Company relating to the activities governed by this Agreement, the Exchange Agent shall reasonably cooperate with the Company. This Section shall survive any termination of the Agreement.

     12. Notices. All notices, directions, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission;
(c) on the day after delivery to an overnight courier or the express mail service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

IF TO THE COMPANY:

     Mr. David Berkow
     Treasurer
     MFN Financial Corporation
     100 Field Drive; Suite 340
     Lake Forest, IL 60045
          FAX: (847) 295-8785

WITH COPIES TO:

     Mr. David Cleary, Esq.
     McDermott Will & Emery
     227 West Monroe Street
     Chicago, IL 60606-5096
          FAX: (312) 372-2134

IF TO THE EXCHANGE AGENT:

     Mr. Lon LeClair
     Norwest Bank Minnesota, N.A.
     Corporate Trust Services
     Norwest Center
     Sixth Street and Marquette Avenue
     Minneapolis, MN  55479-0069
         FAX: (612) 667-9825

If either the Company or the Exchange Agent receives any notice of any third party claim against amounts to be distributed to a holder of an Allowed Claim pursuant this Agreement, a copy of the notice shall be promptly forwarded to the other party.

     13. Successors and Assigns. Neither party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     14. Successor by Merger. Any corporation or association into which the Exchange Agent may be merged, or with which it may be consolidated, or to which it may sell, lease or transfer its corporate trust business and assets as a whole or substantially as a whole, shall be and become successor Exchange Agent hereunder and shall be vested with all the trusts, powers, rights, obligations, duties, remedies, immunities and privileges hereunder as was its predecessor, without the execution or filing of any instrument on the part of any of the parties hereto, provided, however, that the Exchange Agent shall notify the Company of any impending merger, consolidation or disposition of its corporate trust business reasonably in advance of its consummation.

     15. Governing Law; Jurisdiction. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the laws of the state of Delaware, without giving effect to the principles of conflicts of laws thereof; provided, however, until a Final Decree is entered pursuant to the Plan, the Bankruptcy Court shall retain jurisdiction with respect to the construction, enforceability or disputes arising under this Agreement. Each party hereby consents to the personal jurisdiction and venue of federal courts in the state of Delaware in respect of any claims based upon or arising out of this Agreement.

     16. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

     17. Amendments; Waivers. This Agreement may be amended or modified, and any of the provision, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

     18. Entire Agreement. This Agreement contains the entire understanding among the parties hereto and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written.

     19. Survival. The provisions set forth in Sections 5, 6 and 7 of this Agreement shall survive termination of this Agreement and the Accounts.

     20. Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

MFN FINANCIAL CORPORATION:


          BY:
             ------------------------------------

          ITS:
              -----------------------------------


NORWEST BANK MINNESOTA, N.A./EXCHANGE AGENT:


          BY:
             ------------------------------------

          ITS:
              -----------------------------------